CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
NUANCE COMMUNICATIONS, INC.
INTO
SCANSOFT, INC.
     Pursuant to Section 253 of the General Corporation Law of the State of Delaware, ScanSoft, Inc. (the “Company”), a corporation organized and existing under the laws of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Company was incorporated as Visioneer Communications, Inc. on September 21, 1995 pursuant to the General Corporation Law of the State of Delaware.
SECOND: That the Company changed its name to Visioneer, Inc. effective as of October 12, 1995.
THIRD: That the Company changed its name to ScanSoft, Inc. effective as of March 2, 1999.
FOURTH: That the Company owns all of the outstanding capital stock of Nuance Communications, Inc., a corporation incorporated on October 14, 2005 pursuant to the General Corporation Law of the State of Delaware.
FIFTH: That the Company, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent on October 14, 2005, determined to merge Nuance Communications, Inc. with and into the Company:
WHEREAS: the Company owns all of the outstanding capital stock of Nuance Communications, Inc., a Delaware corporation (“Nuance”).
WHEREAS: the Company desires to merge Nuance with and into the Company pursuant to Section 253 of the Delaware General Corporation Law to change the Company’s name to “Nuance Communications, Inc.”
NOW, THEREFORE, BE IT RESOLVED: that the Board of Directors hereby authorizes the Company to merge with Nuance, with the Company being the surviving corporation, and to assume all of Nuance’s liabilities and obligations (the “Merger”).
RESOLVED FURTHER: that the Merger shall be effective on October 17, 2005 in connection with the filing of a Certificate of Ownership and Merger with the Secretary of the State of Delaware.

RESOLVED FURTHER: that upon the effectiveness of the Merger, the name of the Company shall be changed to “Nuance Communications, Inc.” and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:
“ARTICLE I
                       The name of this corporation is Nuance Communications, Inc.”
RESOLVED FURTHER: that the Board of Directors hereby authorizes and directs the appropriate officers of the Company (the “Authorized Persons”), and each of them, to execute and file all documents, including a Certificate of Ownership and Merger, and to take all other actions which they deem necessary or desirable to carry out the intent or accomplish the purposes of the foregoing resolutions.

     IN WITNESS WHEREOF, ScanSoft, Inc. has caused this certificate to be signed by Paul Ricci, its Chairman of the Board and Chief Executive Officer, this 17th day of October 2005.

SCANSOFT, INC.
By:	/s/ Paul A. Ricci

Name:	Paul A. Ricci

Title:	Chairman of the Board and Chief Executive Officer